Exhibit 99.1

NEWS RELEASE

[LOGO]

Contact: Charles A. Bowman

704-752-4452

E-mail: investor@spx.com

SPX FOURTH QUARTER EPS RISES 20%; FULL YEAR UP 43%

4Q Free Cash Flow 187% of Net Income, Full Year 125%

CHARLOTTE, NC – February 12, 2003 – SPX Corporation (NYSE:SPW) today announced fourth quarter 2002 financial results of $1.37 billion in revenues, earnings per share of $0.95, and net cash from operating activities of $167.8 million.

Commenting on the company’s results, John B. Blystone, Chairman, President and CEO said, “We believe SPX had another successful year despite an extremely challenging marketplace. For the full year we generated free cash flow equal to 125% of net income, grew revenues 23%, increased earnings per share 43%, and became an EVA positive company. The refinancing completed in the fourth quarter has provided significant additional liquidity to continue our growth plans. We remain focused on profitably growing our strategic platforms, improving EVA and delivering on our financial commitments.”

FINANCIAL HIGHLIGHTS

Cash Flow: Fourth quarter cash from operations of $167.8 million less capital spending of $24.4 million resulted in free cash flow from operations of $143.4 million or 187% of net income. Full year cash from operations of $439.1 million less capital spending of $94.1 million resulted in free cash flow from operations of $345.0 million or 125% of income before change in accounting principle.

Revenues: Revenues for the fourth quarter grew by 4.9% to $1.37 billion compared with fourth quarter 2001 revenues of $1.31 billion. Sequentially, revenues improved 6.6% from the third quarter 2002. Full year revenues grew by 23% to $5.05 billion compared with full year 2001 revenues of $4.11 billion. Organic revenues declined approximately 1% in the fourth quarter and 3% for the full year.

Operating Margins: Fourth quarter operating margins improved 50 basis points to 12.2% compared to 11.7% for the fourth quarter 2001. Full year operating margins improved 140 basis points to 11.6% compared to 10.2% for the full year 2001.

Earnings Per Share (diluted and before change in accounting principle): Fourth quarter 2002 earnings per share of $0.95 were up 20% compared to fourth quarter 2001 earnings per share of $0.79. Full year 2002 earnings per share increased 43% to $3.33 compared to full year 2001 earnings of $2.33 per share.

MANAGEMENT’S DISCUSSION OF RESULTS

Technical Products and Systems reported revenues for the fourth quarter 2002 of $376.0 million. Fourth quarter organic revenue declined high single digit in the segment. For the full year 2002, solid growth was achieved in security and integrated building life-safety products and broadcast and communications systems and services.

Segment income for the fourth quarter 2002 was $67.3 million. Margins at 17.9% were consistent with the prior year due to improvement in the laboratory and life science products market, offset by lower margin acquisitions and declines in the networking and switching products market. For the full year 2002, operating margins were 16.2% compared to 15.7% in 2001.

Industrial Products and Services reported fourth quarter 2002 revenues of $376.5 million. Fourth quarter organic revenues were down low single digit. For the full year 2002, growth in compaction equipment and specialty engineered products markets was more than offset by declining demand in the power systems market.

Industrial Products and Services segment income was $48.3 million in the fourth quarter 2002. These results indicate the effect of the declining demand and pricing in our power systems market. Despite difficult conditions, operating margins improved to 14.5% for the full year 2002, an increase of 110 basis points.

Flow Technology reported revenues for the fourth quarter of $419.2 million. Fourth quarter organic revenues grew low single digit as demand for cooling technologies and fluid systems improved. The annual impact of acquisitions and demand for cooling technologies and services drove top-line growth for the full year 2002.

Segment income improved to $76.7 million for the fourth quarter, representing 18.3% margins in the segment as compared to 16.6% margins in the fourth quarter 2001. The margin improvement is primarily a result of continued cost savings related to integration, restructuring and outsourcing activities. For the full year 2002, operating margins were 15.8% compared to 14.9% in 2002.

Service Solutions reported revenues of $199.9 million for the fourth quarter 2002. Mid-teen organic revenue growth experienced in the quarter was driven by the launch of new specialty tool programs and other new product introductions, as was growth for the full year 2002.

Segment income was $26.1 million, or 13.1%, in the quarter. Excluding a patent arbitration gain in the fourth quarter 2001, this represents a 112% increase. This improvement was primarily achieved through revenue growth, increased outsourcing activities and manufacturing rationalization. Operating margins were 12.0% for the full year, an increase of 410 basis points over 2001 margins excluding the patent arbitration gain.

FOURTH QUARTER NON-OPERATING ITEMS

Stock Split: On August 28, 2002, the company announced a two-for-one stock split. The stock split was effected in the form of a stock dividend to stockholders of record at the close of business on October 1, 2002. The stock dividend was distributed on October 24, 2002 and SPX common stock began trading on a split-adjusted basis on October 25, 2002. The company’s earnings per share are now reported on a split-adjusted basis for all periods.

Share Repurchases: During the quarter, the company repurchased 2.0 million shares of its common stock at an average price of $47.22 per share. In addition, on January 9, 2003, the company’s board of directors approved a $250.0 million share repurchase plan.

Other Comprehensive Income: Consistent with accounting standards requiring the recognition of a minimum pension liability, a $226.8 million non-cash reduction in equity was recorded during the fourth quarter 2002.

Refinancing: In December 2002, the company completed an offering of $500.0 million of 7.5% senior unsecured ten-year notes due 2013. The proceeds from the offering, together with available cash, were partially used to refinance the Tranche A term loan and reduce the amount of the Tranche B and C term loans of the senior credit facility. This refinancing substantially reduced debt service requirements for the next five years. Remaining funds will be used for general corporate purposes, including the possible repayment of debt.

As a result of this fourth quarter refinancing, the company recorded a pretax loss on the early extinguishment of debt of $9.0 million, which is reported in interest expense, net, in the consolidated statements of income.

At year-end, cash on hand was $555.9 million and the $500.0 million revolving credit facility was unused.

Loss on Sale of Assets: During the fourth quarter 2002, the company disposed of a non-strategic machinery product line. A pretax loss of $7.4 million relating to this disposal is included in other (expense) income, net, in the consolidated statements of income.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

($ in millions, except per share data)

	Unaudited Three months ended December 31,		Twelve months ended December 31,
	2002	2001	2002	2001
Revenues	$1,371.6	$1,307.1	$5,045.8	$4,114.3
Costs and expenses:
Cost of products sold	924.4	858.0	3,396.2	2,761.6
Selling, general and administrative	241.9	233.6	955.8	775.1
Goodwill / intangible amortization	2.3	22.9	8.2	69.4
Special charges	35.9	40.0	99.0	87.9

Operating income	167.1	152.6	586.6	420.3

Other expense, net	(5.7)	(0.2)	(0.3)	(7.6)
Equity earnings in joint ventures	9.4	8.1	36.6	35.0
Interest expense, net	(45.7)	(39.1)	(169.7)	(133.7)

Income before income taxes	125.1	121.4	453.2	314.0
Provision for income taxes	(48.3)	(56.4)	(177.2)	(141.0)

Income before change in accounting principle	76.8	65.0	276.0	173.0
Change in accounting principle	—	—	(148.6)	—

Net income	$76.8	$65.0	$127.4	$173.0

Basic income per share of common stock
Income before change in accounting principle	$0.96	$0.81	$3.39	$2.38
Change in accounting principle	—	—	(1.83)	—

Net income per share	$0.96	$0.81	$1.56	$2.38

Weighted average number of common shares outstanding	79.913	80.678	81.440	72.616

Diluted income per share of common stock
Income before change in accounting principle	$0.95	$0.79	$3.33	$2.33
Change in accounting principle	—	—	(1.79)	—

Net income per share	$0.95	$0.79	$1.54	$2.33

Weighted average number of common shares outstanding	80.546	82.344	82.959	74.120

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in millions)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and equivalents	$555.9	$460.0
Accounts receivable, net	1,053.3	976.2
Inventories, net	632.5	625.5
Prepaid and other current assets	95.3	130.7
Deferred income taxes and refunds	236.1	236.6

Total current assets	2,573.1	2,429.0
Property, plant and equipment	1,324.0	1,279.2
Accumulated depreciation	(540.0)	(439.7)

Net property, plant and equipment	784.0	839.5
Goodwill / intangibles, net	3,172.4	3,061.7
Other assets	500.9	749.9

Total assets	$7,030.4	$7,080.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$515.3	$514.3
Accrued expenses	824.5	856.9
Current maturities of long-term debt	28.9	161.6

Total current liabilities	1,368.7	1,532.8
Long-term debt	2,666.0	2,450.8
Deferred income taxes	632.2	752.6
Other long-term liabilities	720.5	603.6

Total long-term liabilities	4,018.7	3,807.0
Minority interest	11.7	25.0
Shareholders’ equity:
Common stock	868.0	833.0
Paid-in capital	863.3	722.5
Retained earnings	478.2	350.8
Unearned compensation	(46.1)	—
Accumulated other comprehensive loss	(258.7)	(90.5)
Common stock in treasury	(273.4)	(100.5)

Total shareholders’ equity	1,631.3	1,715.3

Total liabilities and shareholders’ equity	$7,030.4	$7,080.1

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

	Twelve months ended December 31,
	2002	2001
Cash flows from (used in) operating activities:
Net income	$127.4	$173.0
Adjustments to reconcile net income to net cash from operating activities —
Change in accounting principle	148.6	—
Special charges	111.6	101.4
Loss on early extinguishment of debt	19.1	—
Loss on sale of assets	10.3	11.8
Deferred income taxes	136.5	103.4
Depreciation	117.7	91.5
Amortization of goodwill and intangibles	21.4	83.4
Amortization of discount on LYONs	22.5	19.2
Employee benefits	1.1	(34.1)
Other, net	(4.9)	(6.7)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(27.2)	(63.6)
Inventories	1.7	47.0
Accounts payable, accrued expenses, and other	(123.5)	27.3
Changes in working capital securitizations	(23.7)	(6.4)
Cash spending on restructuring actions	(99.5)	(55.0)

Net cash from operating activities	439.1	492.2
Cash flows from (used in) investing activities:
Proceeds from asset sales	100.9	182.9
Business acquisitions and investments, net of cash acquired	(238.4)	(528.1)
Capital expenditures	(94.1)	(150.0)
Other, net	(7.5)	(22.5)

Net cash used in investing activities	(239.1)	(517.7)
Cash flows from (used in) financing activities:
Borrowings under other debt agreements	1,894.3	1,700.1
Payments under other debt agreements	(1,870.7)	(1,333.2)
Purchase of common stock	(172.9)	—
Common stock issued under stock incentive programs	49.1	44.9
Common stock issued under exercise of stock warrants	24.2	—
Other, net	(28.1)	—

Net cash (used in) from financing activities	(104.1)	411.8

Net increase in cash and equivalents	95.9	386.3
Cash and equivalents, beginning of period	460.0	73.7

Cash and equivalents, end of period	$555.9	$460.0

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

($ in millions)

	Unaudited Three months ended December 31,			Twelve months ended December 31,
	2002	2001	%	2002	2001	%
Technical Products and Systems
Revenues	$376.0	$376.4	-0.1%	$1,337.4	$1,137.9	17.5%
Gross profit	156.3	166.0		572.8	487.0
Selling, general & administrative	88.0	92.9		352.0	293.3
Goodwill/intangible amortization	1.0	5.6		3.9	15.1

Segment income (1)	$67.3	$67.5	-0.3%	$216.9	$178.6	21.4%

as a percent of revenues	17.9%	17.9%		16.2%	15.7%
Industrial Products and Services
Revenues	$376.5	$402.4	-6.4%	$1,603.2	$1,391.4	15.2%
Gross profit	92.9	106.3		417.2	361.4
Selling, general & administrative	43.9	44.4		181.8	148.7
Goodwill/intangible amortization	0.7	7.6		2.4	26.2

Segment income (1)	$48.3	$54.3	-11.0%	$233.0	$186.5	24.9%

as a percent of revenues	12.8%	13.5%		14.5%	13.4%
Flow Technology
Revenues	$419.2	$352.4	19.0%	$1,385.7	$912.5	51.9%
Gross profit	140.3	126.2		466.0	323.5
Selling, general & administrative	63.1	62.8		245.1	176.9
Goodwill/intangible amortization	0.5	5.0		1.6	10.6

Segment income (1)	$76.7	$58.4	31.3%	$219.3	$136.0	61.3%

as a percent of revenues	18.3%	16.6%		15.8%	14.9%
Service Solutions
Revenues	$199.9	$175.9	13.6%	$719.5	$672.5	7.0%
Gross profit	57.7	50.6		206.2	194.3
Selling, general & administrative	31.5	18.0		119.4	108.3
Goodwill/intangible amortization	0.1	4.7		0.3	17.5

Segment income (1), (2)	$26.1	$27.9	-6.5%	$86.5	$68.5	26.3%

as a percent of revenues	13.1%	15.9%		12.0%	10.2%
Corporate expenses (1)	(15.4)	(15.5)	-0.6%	(57.5)	(47.9)	20.0%

Consolidated segment income	203.0	192.6		698.2	521.7
as a percent of revenues	14.8%	14.7%		13.8%	12.7%
Special and other charges	(35.9)	(40.0)		(111.6)	(101.4)

Operating income	$167.1	$152.6	9.5%	$586.6	$420.3	39.6%

as a percent of revenues	12.2%	11.7%		11.6%	10.2%

(1)	All amounts exclude special charges including those recorded in cost of products sold.
(2)	The twelve month and three month periods ended December 31, 2001, include a $15.6 net gain on an arbitration award.

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

($ in millions)

Unaudited

Twelve months ended 12/31/2002
Beginning cash	$460.0
Operational cash flow	439.1
Acquisitions	(238.4)
Capital expenditures	(94.1)
Proceeds from asset sales	100.9
Net borrowings / (payments)	54.3
Financing fees	(30.7)
Repurchase of common stock	(172.9)
Other equity issuances	73.3
Other, net	(35.6)

Ending cash	$555.9

	Ending Debt 12/31/2001	Net Change	Acquisition	LYONs Discount Accretion	Ending Debt 12/31/2002
Revolver	$—	—			$—
Tranche A	393.7	(168.7)			225.0
Tranche B	490.0	(79.7)			410.3
Tranche C	823.0	(139.3)			683.7
LYONs, net of unamortized discount	835.7	—		22.5	858.2
7.5% Senior Notes	—	500.0			500.0
IRB	1.0	(1.0)			—
Other	69.0	(57.0)	5.7		17.7

Totals	$2,612.4	$54.3	$5.7	$22.5	$2,694.9